For Immediate Release: December 17, 2008

Chemung Financial & Canton (PA) Bancorp to Merge

Chemung Financial Corporation (CHMG.OB) and Canton Bancorp, Inc. (CBPA.OB) today announced that they have executed a Letter of Intent to merge. As part of the agreement, Chemung Financial will purchase all of the outstanding shares of Canton Bancorp in an all cash transaction valued at $7.7 million. Consummation of the transaction is subject to the negotiation and execution of a definitive agreement. Canton Bancorp, Inc. is the holding company of the Bank of Canton, headquartered in Canton, Pennsylvania.

Founded in 1881, the Bank of Canton has approximately $80 million in assets, including a loan portfolio approximating $62 million and deposits of nearly $70 million. Upon completion of the transaction, all three of its offices, located in Canton, Towanda and Troy, PA, will become full service branches of Chemung Canal Trust Company (CCTC).

"We are pleased to partner with a bank like Chemung Canal Trust Company, a community bank that shares our long and rich history of providing outstanding customer service," said Kevin D. Rimmey, Canton Bancorp & Bank of Canton's President and Chief Executive Officer. "They've been successful, throughout their 175 year history, by developing and cultivating long term relationships with their customers. Their financial strength, their extensive list of products and services, including a full service trust and investment operation, will be a perfect fit for our customers and the communities that we serve," Rimmey said.

"We are excited to become a part of the Canton, Towanda and Troy communities," said Ronald M. Bentley, President and Chief Executive Officer of Chemung Financial Corporation and Chemung Canal Trust Company. "We look forward to meeting the financial needs of the residents of the northern tier as well as continuing the long tradition of customer service, financial strength, and good corporate citizenship, that has helped define the Bank of Canton over the past 127 years," he added.

As part of the agreement, CCTC will retain most of the Bank of Canton's employees. "Customers will continue to do business with the same friendly and knowledgeable staff of professional bankers," Bentley said.

A definitive merger agreement is expected to be completed by January 31, 2009 and the transaction would be subject to the approval of Canton Bancorp shareholders and appropriate regulators. The transaction is expected to close in the second quarter of 2009.

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers. Chemung Canal Trust Company, which was established in 1833, operates through 20 full service offices in Chemung, Broome, Schuyler, Steuben, Tioga (NY) and Tompkins counties. CCTC also operates a trust and investment center in Herkimer, NY. Chemung Financial has total assets of $864 million and employs 326 people.

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

Contacts:
          Ronald M. Bentley, President & CEO,
                Chemung Financial Corporation & Chemung Canal Trust Company
                One Chemung Canal Plaza, Elmira, NY 14902-1522
                (607) 737-3900

          Kevin D. Rimmey, President & CEO,
                Canton Bancorp & the Bank of Canton
                5 West Main St., Canton, PA 17724-0217
                (800) 673-5127